Exhibit 10.3

SEPARATION AGREEMENT

April 19, 2024, as modified on May 3, 2024

David Hering

[***]

[***]

Re: Separation Agreement

Dear Dave:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Invivyd, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation. Your employment is ending pursuant to Section 3(d) of your Employment Agreement, dated July 5, 2022, as amended on June 15, 2023 (“Employment Agreement”). Your last day of work with the Company and your employment termination date will be May 11, 2024 (the “Separation Date”). From April 11, 2024 through the Separation Date you will not have any authority to act on behalf of the Company (“Transition Period”). During the Transition Period you shall report directly to the Board of Directors and your only duties and functions shall be to be available by telephone or video conference to respond to questions and/or provide information as requested by the Board of Directors or their appointed designee. You shall not work from the Company’s corporate offices during the Transition Period. As of April 11, 2024, you shall be deemed to have resigned from all officer and board member positions that you may hold with the Company or any of its respective subsidiaries and affiliates and you will execute any documents evidencing such resignation, as required by the Board of Directors.
2.
Accrued Salary. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.
3.
Severance Pay and Benefits. If you execute and do not revoke this Agreement, the Company will (a) provide you with the Severance Pay and Benefits set forth in Section 5 of your Employment Agreement, and (b) consider the Relocation Payment set forth in Section 2(h) of the Employment Agreement earned as of the Effective Date of this Agreement (collectively, the “Severance”).

The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15, 2025. For purposes of Code Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4.
Benefit Plans.

If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the last day of the month in which separation occurs. Thereafter, except as provided in Section 5 of the Employment Agreement (with the additional consideration that Section 5(b) of the Employment Agreement remains in effect, but if you properly elect to receive COBRA benefits, as defined therein, the Company will not require you make a copayment of premium amounts at the active employees’ rate but rather will subsidize the cost of COBRA premiums for you and your eligible dependents in addition to paying a monthly amount equal to the monthly employer contribution that the Company would have made to provide health insurance to you and your eligible dependents if you had remained employed by the Company, as set forth in Section 5(b) of the Employment Agreement), to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You may be eligible for unemployment insurance benefits after the Separation Date. The Massachusetts Department of Unemployment Assistance, not the Company, will determine your eligibility for such benefits.

5.
Stock Options. You were granted options to purchase shares of the Company’s common stock, pursuant to the Company’s 2021 Equity Incentive Plan and/or the 2020 Equity Incentive Plan (the “Plan”). If you sign and do not revoke this Agreement, all Time-Based Equity Awards and Equity Awards (as those terms are defined in the Employment Agreement) shall be treated in accordance with Sections 5(c) and 5(d) of the Employment Agreement, as applicable. If you do not sign this Agreement, or revoke the same, under the terms of the Plan and your stock option grant, vesting will cease as of the Separation Date, and all of your then vested options will remain outstanding for ninety (90) days after the Separation Date and all of your then unvested options will terminate and be forfeited as of the date of such termination.
6.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.
7.
Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.
Return of Company Property and Information Preservation Obligations. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof), provided that you may retain your personal notes related to the Company so long as you treat them as Confidential Information As you know, you are currently subject to a Company-issued litigation hold and preservation obligation (“Litigation Hold”). If any information (e.g., telephone text messages) and documents authorized to be retained (i.e., personal notes related to the Company) that are covered by the Litigation Hold cannot or will not be returned to the Company at the time of your Separation Date, you must abide by all obligations set forth in the Litigation Hold until you are notified in writing by the Company that the Litigation Hold has been lifted. Please coordinate return of Company property with Paul Grous, Senior Director, IT, Infrastructure and Security. Receipt of the Severance Pay and Benefits described in Section 3 of this Agreement (and, therefore, Section 5 of the Employment Agreement) is expressly conditioned upon return of all Company Property.
9.
Confidential Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Assignment Agreement (“Restrictive Covenants Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation activities. A copy of your Restrictive Covenants Agreement is attached hereto. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Jill Andersen, Chief Legal Officer, immediately to assess your compliance. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.
Non-Compete. In consideration of the Severance set forth in this Agreement, to which you would not otherwise be entitled, you agree that during the Transition Period and for a one year period after the Separation Date, you will not, whether paid or not: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business; (ii) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services you performed for the Company at any time during the last two years of your employment with the Company or (y) in which you could reasonably be expected to use or disclose Proprietary Information (as defined in the Restrictive Covenants Agreement), in each case (i), (ii), or (iii) in the Restricted Territory. For avoidance of doubt, should a company be engaged in various businesses, this non-competition provision only applies to roles in said company which involve working on products that directly compete with any product, with the same or similar mechanism of action, of the Company. For clarity, same or similar mechanism means a recombinant human monoclonal IgG1 antibody that targets the SARS-CoV-2 spike protein receptor binding domain of the SARS-CoV-2 virus which inhibits virus functional interaction with the human ACE2 receptor on host cells for the prevention or treatment of COVID-19. Should you obtain other employment within 12 months immediately following the Separation Date, you agree to provide written notification to the Company as to the name and address of your new employer, the position that you expect to hold, and a general description of your duties and responsibilities, at least three business days prior to starting such employment.
a)
The parties agree that for the purposes of this Agreement, "Business" means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that directly competes with any product, with the same or similar mechanism of action, developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during my employment with the Company. For clarity, same or similar mechanism of action means a recombinant human monoclonal IgG1 antibody that targets the SARS-CoV-2 spike protein receptor binding domain of the SARS-CoV-2 virus which inhibits virus functional interaction with the human ACE2 receptor on host cells for the prevention or treatment of COVID-19 and for the avoidance of doubt, should a company be engaged in various businesses, this non-competition provision only applies to roles in said company which involve working on products that directly compete with any product, with the same or similar mechanism of action, of the Company.
b)
The parties further agree that for purposes of this Agreement, “Restricted Territory” means each city, county, state, territory and country in which (i) you provided services or had a material presence or influence at any time during the last two years of your employment with the Company or (ii) the Company is engaged in or has plans to engage in the Business as of the termination of your employment with the Company.
c)
You acknowledge and affirm that you have been advised by this writing that you have the right to consult with an attorney prior to executing this Agreement.
11.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law or is reasonably necessary to enforce your rights under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12.
Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. You further agree that, by no later than the Effective Date, you shall delete or otherwise remove any and all disparaging public comments or statements that you made prior to the Effective Date about or relating to the Company, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook, Glassdoor, Yelp, and LinkedIn). Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, to make statements reasonably necessary to enforce your rights under this Agreement or to respond truthfully to statements made about you or your family.

13.
Cooperation. During the Transition Period and following the Separation Date, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.
14.
Indemnification/D&O Coverage. The provisions in Section 19 of the Employment Agreement shall continue in force, subject to the terms therein.
15.
Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

• has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

• has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, the Vermont Fair Employment Practices Act, the Vermont Parental and Family Leave Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

• has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), the Vermont Fair Employment Practices Act, the Vermont Parental and Family Leave Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;

• has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

Notwithstanding the foregoing, you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Agreement. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company, or under this Agreement; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

16.
Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company

Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given at least twenty-one (21) days to consider this Agreement; (d) you have seven (7) business days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth business day after this Agreement is executed by you. You also agree to sign this Agreement on the Separation Date. You agree that this Agreement was first provided to you on April 19, 2024 and that there have been no material changes made to the Agreement that would restart or extend the 21-day consideration period.
17.
No Admission. This Agreement does not constitute an admission by the Company or you of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
18.
Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10, 11 and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
19.
Miscellaneous. This Agreement, including any exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

20.
To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims (including, but not limited to, the Massachusetts Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149), arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

If this Agreement is acceptable to you, please sign below and return the original to me on your Separation Date, which is at least twenty-one (21) days after you receive this Agreement. This offer will expire if we have not received your executed copy on the Separation Date.

I wish you good luck in your future endeavors.

Sincerely,

Invivyd, Inc.

By: /s/ Julie Green

Julie Green

Chief Human Resources Officer

[Signature Page to Follow]

By signing below, you represent and warrant that you have full legal capacity to enter into this Agreement, you have carefully read and understand this Agreement in its entirety, have had a full opportunity to review this Agreement with an attorney of your choosing, and have executed this Agreement voluntarily, without duress, coercion or undue influence.

PLEASE SIGN ON THE SEPARATION DATE

Agreed to and Accepted:

/s/ David Hering

David Hering

Date: 5/10/2024